Exhibit Index

EXHIBIT NO. (99) Press release, dated February 1, 2007 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD INCOME AND SALES
FOR THE FOURTH QUARTER AND FISCAL YEAR OF 2006
AND DECLARES A FOURTH QUARTER DIVIDEND

Bluffton, Indiana - February 1, 2007 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported record diluted earnings per share from continuing operations of $2.43 for fiscal 2006, an increase of 23 percent compared to 2005 earnings per share from continuing operations of $1.97 and record income from continuing operations of $56.8 million in 2006, an increase of 24 percent compared to last year’s $45.8 million. The Company reported record diluted earnings per share from continuing operations for the fourth quarter of $0.61, a 7 percent increase from $0.57 for the fourth quarter of 2005. Fourth quarter 2006 income from continuing operations was a record $14.3 million, an increase of 8 percent from $13.2 million for the same period a year ago.

During the fourth quarter of 2006, the Company divested its Engineered Motor Products Division (EMPD). For financial statement purposes, EMPD has been classified as a discontinued operation for all periods presented. As a discontinued operation, EMPD’s sales and operational impact are excluded from the Company’s continuing operations results and reported in the income statement section labeled “discontinued operations”. EMPD’s sales for 2006 through the date of divestiture and for full year 2005 represented less than 10 percent of the Company’s total sales. EMPD’s net earnings for 2006 through the date of divestiture and for full year 2005 were about $0.01 per share in both years. Unless otherwise indicated, the following discussion will relate to continuing operations only.

Sales for fiscal year 2006 were a record $557.9 million from continuing operations, an increase of $154.5 million or 38 percent compared to 2005 sales of $403.4 million. Incremental sales in 2006 related to acquisitions were about $86 million or 21 percent of prior year sales. The majority of the sales growth from acquisitions resulted from the purchase of the Little Giant Pump Company which took place in April 2006. Sales growth occurred across all major product lines of the Company. Global Water Systems sales were $459.1 million, up approximately 37 percent for fiscal 2006. Global Fueling Systems sales were $98.8 million, up approximately 43 percent for fiscal 2006.

Fourth quarter sales were a record $147.9 million from continuing operations, up $42.2 million or 40 percent compared to $105.7 million in 2005. Fourth quarter sales growth attributed to acquisitions were $33 million or 31 percent of prior year sales. Global Water Systems sales increased by 35 percent versus fiscal 2005 while global Fueling Systems sales increased 60 percent over last year.

For fiscal year 2006, operating earnings from continuing operations were $89.1 million, up $19.0 million or 27 percent compared to $70.1 million for fiscal 2005. Operating margins for the year were 16.0 percent compared to 17.4 percent last year. The operating margin was impacted by product mix changes as Fueling Systems products and complete Water Systems pumps (including Little Giant product lines) represent a higher percentage of overall sales and these product lines carry lower gross profit margins than submersible motors. The operating margin reduction can also be attributed to higher selling, general, and administrative spending resulting from the Company’s strategy of selling to a more diversified customer base by marketing its Water Systems products directly to distributors. Additionally, during fiscal 2006, the Company’s stock-based compensation expense increased $2.7 million, primarily due to the new accounting guidelines of SFAS 123(R). This accounting pronouncement was adopted as of January 1, 2006; therefore, the Company did not record certain expenses related to stock options in 2005.

Operating earnings from continuing operations for the fourth quarter 2006 were $22.3 million, an increase of 11 percent compared to $20.0 million a year ago. Operating earnings during the fourth quarter 2006 included one-time acquisition integration expenses of $0.9 million, manufacturing realignment costs of $0.5 million, higher spending for new product development of $0.8 million and stock-based compensation expense of $0.7 million. While year-on-year market price increases were sufficient to offset cost increases during the first three quarters of 2006, during the fourth quarter, year-on-year price increases fell short of year-on-year cost increases due to the Company recognizing a last-in, first-out (LIFO) inventory charge of $1.4 million, which was an increase of $1.6 million from the fourth quarter of 2005. The cost increases were primarily due to the volatility of commodity prices (e.g., copper and steel) during 2006 and their impact on the full year LIFO expense. The Company has announced market price increases for most of its global product lines that will be effective at the end of the first quarter 2007.

R. Scott Trumbull, Chairman, and Chief Executive Officer, stated, “Overall, I believe we made good progress on the strategic transformation of the Company in 2006 based on the following accomplishments:
•	We achieved our sales growth, earnings growth, and return on net assets targets.
•
In the North American Water Systems sales region, we have established the broadest network of distributor relationships in our industry; our pump sales are growing rapidly and we are gaining share; and, we are introducing a new generation of submersible pumps and jet pumps that provide our customers with industry leading performance and value.

•
We completed two acquisitions—Little Giant in Water Systems and Healy in Fueling Systems—that are excellent strategic fits and should be accretive during the first year of ownership.  The business integrations of both acquisitions are on track.

•
We continued the expansion of our manufacturing base in low cost regions and we have started producing Water Systems pumps in addition to submersible motors in our new manufacturing complex in Linares, Mexico.

•
Franklin Fueling Systems is achieving rapid growth and significant operating margin improvements; when combined with the Healy acquisition, the outlook for continued Fueling Systems sales and earnings growth is bright.

•	With net debt to equity at 8.2 percent, we are well positioned to pursue additional strategic opportunities within our core markets.

While these are all positive signs for the business, there are a few areas of concern as we enter 2007. As we have previously disclosed, we believe that the integrated pump OEM customers have stockpiled our 4-inch submersible motors in response to the Company’s sales policy announcement that we will principally sell directly to distributors in 2007 and beyond. We believe that these inventory stockpiles could represent up to a two-month supply of 4-inch submersible motors in North America and could be sold off during the first half of 2007. This submersible motor de-stocking combined with the competitive reaction to our pump market share gains, may result in unusual market place volatility during the first part of 2007. Overall, in spite of these short-term market concerns, we are well positioned to continue the growth of both our Water Systems and Fueling Systems businesses over the course of 2007 and beyond.”

It was also announced today that the Board of Directors declared a quarterly cash divided of eleven cents per share payable February 22, 2007 to shareowners of record on February 8, 2007.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2006	2005	2006	2005

Net sales	$147,851	$105,705	$557,948	$403,413

Cost of sales	97,855	66,466	366,391	260,592

Gross profit	49,996	39,239	191,557	142,821

Selling and administrative expenses	27,735	19,072	102,478	70,799

Restructuring expense	-	171	-	1,920

Operating income	22,261	19,996	89,079	70,102

Interest expense	(1,011)	(213)	(3,373)	(766)
Other income	402	655	1,791	1,200
Foreign exchange gain (loss)	(111)	6	(64)	213

Income before income taxes	21,541	20,444	87,433	70,749

Income taxes	7,231	7,220	30,671	24,953

Net income from continuing operations	$14,310	$13,224	$56,762	$45,796

Discontinued operations	(380)	297	381	344
Income taxes	(144)	113	145	131
Net income from discontinued operations	(236)	184	236	213

Net income	$14,074	$13,408	$56,998	$46,009

Net income per share:
Basic continuing operations	$0.62	$0.59	$2.49	$2.06
Basic discontinued operations	(0.01)	0.01	0.01	0.01
	$0.61	$0.60	$2.50	$2.07

Diluted continuing operations	$0.61	$0.57	$2.43	$1.97
Diluted discontinued operations	(0.01)	0.01	0.01	0.01
	$0.60	$0.58	$2.44	$1.98

Weighted average shares and equivalent
shares outstanding:
Basic	22,994	22,458	22,839	22,229
Diluted	23,458	23,284	23,329	23,181

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Dec. 30,	Dec. 31,
	2006	2005

ASSETS:

Cash and equivalents	$33,956	$52,136
Investments	-	35,988
Receivables	52,679	30,165
Inventories	111,563	70,381
Other current assets	19,592	14,350
Total current assets	217,790	203,020

Property, plant and equipment, net	115,976	95,732
Goodwill and other assets	193,159	81,010
Total assets	$526,925	$379,762

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
debt and short-term borrowings	$11,310	$1,303
Accounts payable	30,832	26,409
Accrued liabilities	51,815	36,310
Total current liabilities	93,957	64,022

Long-term debt	51,043	12,324
Deferred income taxes	4,597	4,296
Employee benefit plan obligations	25,969	25,830
Other long-term liabilities	5,528	5,728

Shareowners' equity	345,831	267,562
Total liabilities and shareowners' equity	$526,925	$379,762

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Dec. 30,	Dec. 31,
	2006	2005

Cash flows from operating activities:
Net income	$56,998	$46,009
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	17,989	14,971
Stock based compensation	3,206	147
Deferred income taxes	(9,933)	284
Loss/(gain) on divestiture and disposals of plant and equipment	(4,637)	174
Changes in assets and liabilities:
Receivables	(5,380)	7,354
Inventories	(10,978)	(10,642)
Accounts payable and other accrued expenses	(4,540)	5,930
Accrued income taxes	15,012	8,076
Excess tax from share-based payment arrangements	(5,743)	-
Employee benefit plans	4,956	2,420
Other, net	(2,738)	(559)
Net cash flows from operating activities	54,212	74,164
Cash flows from investing activities:
Additions to plant and equipment	(23,190)	(17,845)
Proceeds from sale of plant and equipment	343	1,073
Additions to other assets	-	(2,184)
Purchases of securities	(63,500)	(236,773)
Proceeds from sale of securities	99,488	200,785
Cash paid for acquisitions, net of cash acquired	(158,028)	(8,509)
Divestiture of operation	14,470	-
Net cash flows from investing activities	(130,417)	(63,453)
Cash flows from financing activities:
Additions to long-term debt	130,000	-
Repayment of long-term debt	(81,296)	(1,280)
Proceeds from issuance of common stock	10,120	14,298
Excess tax from share-based payment arrangements	5,743	-
Purchases of common stock	(198)	(13,775)
Reduction of loan to ESOP Trust	232	233
Dividends paid	(9,833)	(8,447)
Net cash flows from financing activities	54,768	(8,971)
Effect of exchange rate changes on cash	3,257	(208)
Net change in cash and equivalents	(18,180)	1,532
Cash and equivalents at beginning of period	52,136	50,604
Cash and equivalents at end of period	$33,956	$52,136